ImmuCell Announces Full Year 2015 Financial Results

Q4 Sales up 22%; Full Year Sales up 35%; Q4 Diluted EPS: $0.09 vs. $0.04; Full Year Diluted EPS: $0.38 vs. $(0.06)

PORTLAND, ME -- (Marketwired - February 10, 2016) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced financial results for its fourth quarter and year ended December 31, 2015.

2015 Fourth Quarter Financial Overview:

--  Total sales increased 22% to $2.7 million compared to fourth quarter
    2014;
--  14th consecutive quarter of positive sales growth and 20th quarter of positive sales growth out of the last 21 quarters (in comparison to the same quarters of the prior years); and
--  Net income of $289,000, or $0.09 per diluted share, during fourth quarter 2015 compared to net income of $131,000, or $0.04 per diluted share, during fourth quarter 2014.

2015 Full Year Financial Overview:

--  Total sales increased 35% to $10.2 million compared to 2014;
--  First Defense(R) sales increased 36%, or $2.5 million, compared to 2014;
--  Net income of $1.2 million, or $0.38 per diluted share, during 2015 in contrast to net loss of ($167,000), or ($0.06) per share, during 2014;
--  Net cash provided by operating activities of $2.9 million during 2015 in comparison to $302,000 during 2014; and
--  Cash, cash equivalents, short-term investments and long-term investments of $6.5 million as of December 31, 2015 compared to $3.8 million as of
    December 31, 2014.

Management's Discussion:

"We continue to execute on the two core components of our business strategy," commented Michael F. Brigham, president and chief executive officer. "First, we are expanding the market penetration of First Defense(R), our best-in-class treatment for calf scours. As evidenced by the 36% increase in year-over-year First Defense(R) sales, our sales and marketing team is doing an effective job introducing the product to new customers and communicating how it provides Immediate Immunity(TM) to newborn calves, generating a dependable return on investment to dairy and beef producers. We look forward to regulatory approval in 2017 for the addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections. That would enable us to bring the first passive antibody product with this breadth of disease claims to market. Second, we are advancing the development of Mast Out(R), our novel treatment for subclinical mastitis in lactating dairy cows. Our groundbreaking product innovation is unlike all other mastitis treatments on the market today that are all sold subject to a milk discard period. Our goal is to revolutionize the way mastitis is treated by making treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Other Financial Results for 2015:

Total product sales during the three-month period ended December 31, 2015 increased by 22%, or $489,000, to $2.7 million from $2.2 million during the same period in 2014. Total product sales during the year ended December 31, 2015 increased by 35%, or $2.6 million, to $10.2 million from $7.6 million during the same period in 2014.

Sales of First Defense(R) and related product line extensions increased by 36% during the year ended December 31, 2015, in comparison to 2014. Sales also benefited from a strong beef price and from the temporarily interrupted supply to the market of a competitive product during late 2014 and early 2015. This new level of sales demand has exceeded the Company's current production capacity and available inventory, resulting in a backlog of First Defense(R) orders aggregating approximately $381,000 as of December 31, 2015. The investment to increase liquid processing production capacity for First Defense(R) by 50% was completed during fourth quarter 2015. The investment to increase freeze-drying production capacity for First Defense(R) by 100% is proceeding on schedule and is expected to be completed before the end of first quarter 2016.

Product development expenses decreased by 28%, or $132,000, to $331,000 during the fourth quarter of 2015, as compared to $463,000 during the same period in 2014, aggregating 12% and 21% of product sales during the fourth quarters of 2015 and 2014, respectively. Product development expenses decreased by 43%, or $944,000, to $1.2 million during the year ended December 31, 2015, as compared to $2.2 million during the same period in 2014, aggregating 12% and 29% of product sales during 2015 and 2014, respectively. The higher expenses during the full year of 2014 were largely the result of expenses incurred in connection with the Company's small-scale Nisin production plant investment.

Income before income taxes was approximately $430,000 during the fourth quarter of 2015 in comparison to income before income taxes of $188,000 during the same period in 2014. Net income was $289,000, or $0.09 per diluted share, during the fourth quarter of 2015 in comparison to net income of $131,000, or $0.04 per diluted share, during the same period in 2014.

Income before income taxes was approximately $2.1 million during the year ended December 31, 2015 in contrast to a loss before income taxes of ($255,000) during the same period in 2014. Net income was $1.2 million, or $0.38 per diluted share, during the year ended December 31, 2015 in contrast to net loss of ($167,000), or ($0.06) per share, during the same period in 2014.

Financing Milestones:

--  A commitment letter with TDBank N.A. covering a $4.3 million credit facility (which is subject to customary closing conditions) was signed on January 19, 2016; and
--  Gross proceeds from an underwritten public offering of 1,123,810 shares of common stock at a price to the public of $5.25 per share that closed on February 3, 2016 were $5.9 million; Net proceeds from the common stock issuance were $5.3 million, after deducting underwriting discounts and other expenses incurred in connection with the issuance.

"Our current cash, plus our cash flow from operations, together with the new capital raised provides a road map to complete the development of Mast Out(R) and bring the product to market," further commented Michael F. Brigham, president and chief executive officer. "Sales of First Defense(R) have funded most of the product development to date. This new funding will be used to construct and equip a facility to produce Nisin, the active ingredient in Mast Out(R). Our preliminary estimate for this project is approximately $17 to $18 million, and we aim to complete the construction and installation work in late 2017 or 2018. This would keep us on our expected timeline for achieving FDA approval in late 2018 or 2019. This is an important milestone in the history of ImmuCell. We look forward with great anticipation."

Conference Call

Interested parties can access the conference call by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A live Internet webcast will be available at https://www.webcaster4.com/Webcast/Page/1214/13295.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10080723. A webcast replay will be available for 90 days at the same internet address above.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

                    Condensed Statements of Operations

                                  For the Three-Month
                                     Periods Ended        For the Years
                                     December 31,       Ended December 31,
                                 --------------------- --------------------
(In thousands, except per share
 amounts)                           2015       2014       2015      2014
                                 ---------- ---------- ---------- ---------

Product sales                    $    2,694 $    2,205 $   10,229 $   7,597
Cost of goods sold                    1,037        862      3,978     3,148
                                 ---------- ---------- ---------- ---------
  Gross margin                        1,657      1,343      6,251     4,449

Sales, marketing and
 administrative expenses                865        681      2,894     2,476
Product development expenses            331        463      1,235     2,179
                                 ---------- ---------- ---------- ---------
  Operating expenses                  1,196      1,144      4,129     4,655
                                 ---------- ---------- ---------- ---------

NET OPERATING INCOME (LOSS)             461        199      2,122      (206)

Other expenses, net                      31         10         59        49
                                 ---------- ---------- ---------- ---------

INCOME (LOSS) BEFORE INCOME
 TAXES                                  430        189      2,063      (255)

Income tax expense (benefit)            141         58        850       (88)
                                 ---------- ---------- ---------- ---------

NET INCOME (LOSS)                $      289 $      131 $    1,213     ($167)
                                 ========== ========== ========== =========

Weighted average common shares
 outstanding:
  Basic                               3,055      3,027      3,042     3,027
  Diluted                             3,175      3,109      3,166     3,027

NET INCOME (LOSS) PER SHARE:
  Basic                          $     0.09 $     0.04 $     0.40    ($0.06)
  Diluted                        $     0.09 $     0.04 $     0.38    ($0.06)

                        Selected Balance Sheet Data

                                                    As of          As of
                                                  December 31,  December 31,
                                                     2015          2014
                                                 ------------- -------------
(In thousands)
Cash, cash equivalents, short-term and long-term
 investments                                     $       6,524 $       3,835
Net working capital                                      7,056         4,460
Total assets                                            14,601        11,052
Stockholders' equity                             $      10,614 $       9,258

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out(R); the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out(R); factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized in our quarterly filings with the SEC and uncertainties otherwise referred to in this press release.

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com